Exhibit 10.1

Green Dragon Wood Products, Inc.

Unit 312, 3rd Floor, New East Ocean Center

9 Museum Road

Kowloon K3 NONE

November 16, 2016

Zeecol Limited

57 A Nayland Street

Christchurch 8081

Sumner, New Zealand

Attention: William Mook

Re:	Acquisition/ Reverse Takeover

Gentlemen:

This letter of intent (the “LOI”) sets forth the agreement and terms of the acquisition (the “RTO”) of Zeecol Limited, a New Zealand corporation with any subsidiary corporations (“Zeecol”) by Green Dragon Wood Products, Inc., a Florida corporation (“Green Dragon”). The combined entity which has not yet been named, will be referred to hereinafter as “Zeecol Pubco.”

1)	Acquisition. Green Dragon will acquire 100% of the issued and outstanding capital stock of Zeecol from its current shareholder(s), and in exchange, Green Dragon shall, in conjunction with the acquisition, reverse split its issued and outstanding common stock on a 2 for 1 basis, leaving 11,862,500 shares issued and outstanding, and Green Dragon will then deliver:

o	10,060,000 (post reverse split) shares held by Green Dragon’s CEO Kwok Leung “Stephen” Lee (“Mr. Lee”) which would then represent 85% of the 11,862,500 presently issued and outstanding shares of common stock (“Common Shares”);

o	50,000,000 new Common Shares from Green Dragon’s authorized, which will bring Zeecol’s holdings up 60,060,000 or 97% of issued and outstanding of 61,182,500 shares of common stock;

o	a commitment to serve on the Board of Zeecol Pubco for a minimum of 90 days;

o	The Series A Preferred of Green Dragon certificate of designation will be amended to become convertible (“Series-A CP”), and at the end of a 6 month period from the date of closing, Me. Lee will have the option:

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* to convert the Series-A CP into the agreed upon number of common shares (in which case, the Green Dragon assets and business will remain with Zeecol Pubco);

OR

* to redeem the Series-A CP in exchange for the existing Green Dragon business.

* Similarly, Zeecol Pubco can have the option to cause Mr. Lee to redeem the Series-A CP and Mr. Lee would assume the debts of the existing Green Dragon business, including any personal bank guaranty that may exist, in exchange for the existing Green Dragon business.

o	As consideration, Zeecol shall deliver the following:

a)	$12,500 initial installment to Green Dragon’s counsel (as directed by Green Dragon) for preparing filings to bring Green Dragon current with the SEC, with a commitment to pay a second installment in that amount within 30 days, and a $25,000 payment at closing (total payments of $50,000);

b)	$10,000 initial payment towards the audit (as directed by Green Dragon) with a commitment to pay a second installment in that amount within 30 days;

c)	Subsequent payments shall be made as required by counsel and auditor; and

d)	Unless the Acquisition is terminated for any reason, the financial responsibility for keeping Zeecol Pubco current in its SEC and state filings shall be shifted from Green Dragon to Zeecol Limited upon entering into this LOI.

2.       Seller’s Note. At closing, Zeecol shall issue to Mr. Lee a Convertible Note in the amount of $300,000, convertible into 3% of Green Dragon (or whatever the public entity post-closing is to be called) with a maturity date of 6 months. In the event that Mr. Lee does not wish to convert by the sixth month anniversary from the date of closing, the $300,000 will be due to him, and Mr. Lee will be obligated to pay $50,000 worth of his stock, or $50,000 in cash if he receives cash, to Green Dragon’s prior counsel (SRFK) for old outstanding fees.

3.       Closing. The closing of the RTO shall occur on or before December 31, 2016 (the “Closing Date”).

4.       Review of Documents. Promptly upon execution and delivery of this LOI, each of us will diligently proceed to exchange copies of financial information and copies of all material information and agreements pertinent to this transaction to which each of us is subject in order to permit our respective legal counsel, accountants and advisors to proceed with their due diligence review. Representatives of our respective companies will be made available to meet with our respective advisors to respond to questions or furnish information as may reasonably be requested. Green Dragon shall engage or utilize existing New Zealand counsel to review and approve all transaction documents before finalization and execution of the RTO.

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5.       Resignations. Green Dragon shall covenant to cause, on the Closing Date, the current officers and directors of Green Dragon to resign and to be replaced by designees of Zeecol. The resignations and appointment of the officers and directors shall be a condition to closing and resignation letters and board consents authorizing the appointments shall be delivered at closing.

6.       Terms of the RTO. Closing of the RTO will be conditioned upon, among other matters, the following: (i) satisfactory representations and warranties by all parties as to all customary matters including confirmation that Green Dragon has no outstanding debts or liabilities other than those disclosed in Green Dragon’s filings with the Securities and Exchange Commission (“SEC”); (ii) confirmation that Green Dragon has filed all federal, state and local income tax returns and paid any and all outstanding taxes; (iii) evidence that Green Dragon is in good standing in its the state of incorporation; (iv) confirmation that there are no outstanding SEC or other regulatory comments or investigations concerning Green Dragon; (vi) delivery of audited financial statement of Green Dragon sufficient for filing with the SEC; and (vii) the filing of all missed SEC filings, with the final being the 10-Q for the quarter ended September 30, 2016 (or whatever later period may be required should the closing not occur by December 31, 2016) by Green Dragon. Additionally, as described in Section 1 above, the Series A Preferred shares shall be amended to become convertible, and shall continue to be held by the CEO of Green Dragon under the terms described and to be agreed upon in accrordance with Section 1 above.

7.       Final Agreements. The terms contained in this LOI are binding but are subject to the final agreement, except for Section 1 and this Section 7 through Section 16, which are binding irrespective of reaching a final agreement. Zeecol and Green Dragon shall proceed in good faith to negotiate, agree upon and enter into agreements embodying the terms and conditions contained in this LOI and to consummate the closing of the Acquisition pursuant to the terms hereto. The drafting, negotiation, execution and delivery of the final agreement shall be acceptable to all parties, which shall include representations, warranties, covenants, indemnifications, and conditions customary for transactions similar to the RTO. The laws of New Zealand must be complied with in additional to the laws of the State of Florida and SEC regulations. Any and all final agreements must be reviewed and approved by local New Zealand counsel, engaged and paid for by Zeecol Limited.

8.       Termination. This LOI shall expire if not countersigned by Green Dragon and returned to Green Dragon along with the payment set forth in Section 1 below by 5:00 p.m. EST on the 30th day of November 2016 or if the Final Agreements contemplated in Section 7 above have not been executed by December 31, 2016, unless extended in writing by the parties.

9.       No Solicitation; Exclusivity. Each of Zeecol and Green Dragon agree that neither it nor any of its affiliates, agents, officers, directors, counsel or advisers shall, directly or indirectly, engage in any discussions or negotiations with any persons other than the other party, supply any persons other than the parties hereto with financial or other operating information or enter into an agreement with any persons other than the other party, for the purpose of or resulting in the furtherance of a sale, transfer or disposition of capital shares or assets by either party, at any time prior to the Closing Date.

10.       Expenses. Each party shall pay its fees and expenses and those of its agents, counsel and advisors with respect to the transaction contemplated by this letter.

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11.       Confidentiality. Each party to this LOI agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this LOI; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the RTO, and the parties hereby agree that this binding LOI be filed by Green Dragon as an exhibit to an 8K disclosing the terms of this agreement. In the event of a termination of this LOI for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party. The obligation of confidentiality under this Section shall survive the termination of this LOI.

12.       Break-up Fee. In the event that the RTO fails to close on or before December 31, 2016, or for any reason, either party wishes to cancel the RTO transaction, Green Dragon’s counsel and accounting firm shall retain the initial deposit paid, but no shares will be retained by Zeecol.

13.       Public Announcements. The parties shall agree on any public announcement regarding this LOI, and the parties intend to issue a single press release about the pending transaction, and shall include the press release as a second exhibit to the 8K to be filed with the SEC disclosing the terms of this agreement. Any other announcements shall be mutually agreed upon, subject to Green Dragon’s disclosure obligations pursuant to SEC regulations.

14.       Conduct of Business. Each party hereto hereby agrees to conduct its business in accordance with the ordinary, usual and normal course of business heretofore conducted by it.

15.       Facsimile and Emailed PDF Signatures. In the event that any signature is delivered by facsimile transmission or if signatures are delivered by emailed PDF file, such signatures shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or emailed PDF signature page were an original thereof.

16.       Jurisdiction/Governing Law. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this LOI or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. This LOI shall be governed by and construed in accordance with the laws of the State of New York.

17.       Counterparts. This LOI may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This LOI constitutes the entire agreement with respect to the foregoing matters and cannot be modified orally.

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If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this letter.

ZEECOL LIMITED

	By:	/s/ William Mook
William Mook, President
AGREED AND ACCEPTED This 17 day of November 2016

GREEN DRAGON WOOD PRODUCTS, INC.

By:	/s/ Stephen Lee
Stephen Lee, Chief Executive Officer

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